Exhibit 99.3

FSA Quarterly Letter
From Robert P. Cochran, Chairman and Chief Executive Officer

August 6, 2003

        FSA's second quarter and first half results showed a strong upward trend in net income and operating earnings, as we completed the best first-half origination in our history.

        For the first six months of 2003, we produced $433 million in present value (PV) originations, putting us 15% ahead of where we were at this time last year. The second quarter produced a real surge with PV originations of $331 million thanks to the continuing strength of our business in the U.S. municipal market, strong activity in the European public infrastructure business and a modest pickup in our U.S. asset-backed business.

        Operating earnings reached $66 million for the second quarter and $131 million for the first half, representing increases of 45% and 28%, respectively, over the results in last year's comparable periods. Over the past 12 months, with dividends reinvested, adjusted book value (ABV) grew 15% excluding realized and unrealized capital gains and losses in the investment portfolio and 19% including them.

Our Markets

        The U.S. municipal market continued to issue at a record pace, spurred by low interest rates and increased public infrastructure needs, with insurance penetration remaining high at approximately 52%. In the first half, our municipal group generated $209 million of PV premiums, an increase of 39% over the same period in 2002. In the second quarter alone, we insured over 600 new issues. These included several large transactions, such as a $500 million issue for the Orlando-Orange County Expressway Authority; $580 million of a $1.5 billion Dallas/Fort Worth Airport issue; $432 million of State of Oregon appropriation bonds; and $599 million of City of Detroit Sewage Disposal System revenue bonds. Most important, the transactions we guaranteed during the first half were of high credit quality and priced to produce an excellent return on equity.

        This view is reflected in S&P's recent report on the AAA bond insurers' results in the U.S. public finance business. Commenting on FSA, S&P says: "FSA continues to demonstrate a disciplined underwriting approach to new business, generally prioritizing first by credit quality. This is demonstrated by municipal capital charges that have remained relatively stable the past three years and comfortably below the peer group average for the same period." The report goes on to say that "FSA's 36% rise in its implied premium rate and a relatively stable weighted-average capital charge led to a 35% improvement in the company's profitability index. This level of profitability was 33 basis points above the peer group average."

        While we expect our opportunities to remain strong in the U.S. municipal business through year-end, we are closely watching credit trends across the municipal landscape. Currently, there is a great deal of concern in the market about the political and economic situation in California. Our view is that despite all the budgetary problems, California's debt burden is manageable and the State will find a way to balance its budget and meet its financial commitments. Debt service on State of California-secured debt (GO/Lease Obligations) is only 3.8% of the current proposed 2004 budget, and net tax-supported debt per capita in California is very close to the median for all 50 states. The net par amount of FSA's State of California-secured exposure as of the period ending June 30 was only 0.3% of our total net exposure. We do not anticipate having claims on our California risk, and in general, we have a high level of confidence in the long-term viability of the State.

        A management change in our health care business should be noted. At the end of April, we recruited Jim Andrews, formerly Vice President of Health Care at Goldman, Sachs & Co., to join us as Managing Director of our Municipal Health Care group. Jim replaces Jan Weiss, who recently retired after developing and leading our health care business over the past decade. Jim brings a rare combination of investment banking, bond insurance and health care industry expertise to the task, and we think he is the right person to build on our strong foundation. We are currently seeing an increasing number of health care opportunities that meet our underwriting standards.

        During the second quarter, our insured U.S. asset-backed volume increased from the first quarter level as we found more consumer receivable and CDO business that met our underwriting standards. PV premiums for the first half of 2003 were $87 million, 23% less than in the same period last year. We are continuing to take a patient approach in the uncertain credit environment but are beginning to see the market coming around more to our way of thinking on credit levels.

        Our international business was very active during the first half, generating $119 million of PV premiums, up from $85 million for the same period last year. In the U.K., FSA closed three infrastructure transactions, the largest of which was £515 million of public-private partnership bonds issued to finance improvements to the London Underground. We also completed a number of international asset-backed transactions. We see continued strength in both the public infrastructure and asset-backed markets in Europe through year-end.

New Debt Offering

        Taking advantage of the current low interest rate environment, FSA Holdings recently issued $100 million of 100-year notes with a coupon of 5.60%. We will use the proceeds of this issue to redeem all of our outstanding 6.950% Senior Quarterly Income Debt securities (Senior QUIDS) due November 1, 2098. These are callable on or after November 1, 2003. This new holding company debt, which is rated Aa2 by Moody's and AA by S&P, achieved the lowest interest rate ever established for a long-term, unwrapped retail instrument.

Looking Ahead

        We see ample opportunity to continue originating high-quality business during the second half of the year. At the same time, we will continue to exercise caution in segments where we are not comfortable with the outlook from either a credit protection, economic or political viewpoint. We remain firmly focused on the fundamental pillars of our business—conservative underwriting and pricing discipline.

Sincerely,

Robert P. Cochran

        This document contains forward-looking statements regarding, among other things, the Company's plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading "Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.